EXHIBIT 1


FOR IMMEDIATE RELEASE:

From:     St. Jude Medical, Inc.
          One Lillehei Plaza
          St. Paul, Minnesota 55117

Contacts:

    Paul Vetter                 Peter Gove                   Steve Wilson
    Investor Relations          Media Relations              V.P. Finance & CFO
    (612) 481-7791              (612) 481-7790               (612) 481-7542

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        St. Paul, MN, April 21, 1997 -- St. Jude Medical, Inc. (NYSE:STJ)
announced today that the Hart-Scott-Rodino waiting period for the previously announced proposed merger with Ventritex has been terminated. Closing of the transaction is subject to approval by Ventritex shareholders at a special meeting scheduled for May 12, 1997.

        St. Jude Medical develops, manufactures and distributes medical devices for the global cardiovascular market. The Company serves patients and its physician customers worldwide with the highest quality products and services including heart valves, cardiac rhythm management systems, specialty catheters and other cardiovascular devices.


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